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                                                                     Exhibit 2.1
                            ASSET PURCHASE AGREEMENT

                                 by and among:

                            3dfx Interactive, Inc.,
                           a California corporation,

                              NVIDIA Corporation,
                            a Delaware corporation,

                                      and

                         Titan Acquisition Corp. No. 2
                            a Delaware corporation,

                               ----------------

                         Dated as of December 15, 2000

                               ----------------

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 Note: Subsequent to the execution of this agreement, Titan Acquisition Corp.
 No. 2 changed its name to NVIDIA US Investment Company.

                               Table Of Contents

                                                                            Page
                                                                            ----
 1. Sale of Specified Assets; Related Transactions.........................  B-1


    1.1  Sale of Specified Assets.........................................   B-1

    1.2  Consideration....................................................   B-2

    1.3  Payment of Stock Consideration; Adjustment.......................   B-2

    1.4  No Assumed Liabilities...........................................   B-3

    1.5  Credit Facility..................................................   B-4

    1.6  Stay Order; Standstill Agreement.................................   B-4

    1.7  Taxes............................................................   B-4

    1.8  Allocation.......................................................   B-4

    1.9  Closing..........................................................   B-5

    1.10 Dissenting Shares................................................   B-6

    1.11 Further Action...................................................   B-6

 2. Representations and Warranties of the Seller...........................  B-6

    2.1  Subsidiaries; Due Organization; Etc..............................   B-6

    2.2  Articles of Incorporation and Bylaws; Records....................   B-6

    2.3  SEC Filings; Financial Statements................................   B-7

    2.4  Absence Of Changes...............................................   B-7

    2.5  Title To Specified Assets........................................   B-8

    2.6  Receivables......................................................   B-8

    2.7  Inventory........................................................   B-9

    2.8  Equipment, Etc...................................................   B-9

    2.9  Real Property; Environmental Matters.............................   B-9

    2.10 Proprietary Assets...............................................   B-9

    2.11 Contracts........................................................  B-11

    2.12 Liabilities; Major Suppliers.....................................  B-11

    2.13 Compliance with Legal Requirements...............................  B-12

    2.14 Governmental Authorizations......................................  B-13

    2.15 Tax Matters......................................................  B-13

    2.16 Employee And Labor Matters.......................................  B-13

    2.17 Benefit Plans; ERISA.............................................  B-14

    2.18 Sale of Products.................................................  B-15

    2.19 Performance Of Services..........................................  B-15


    2.20 Insurance........................................................  B-16

                                                                            Page
                                                                            ----
    2.21 Proceedings; Orders..............................................  B-16


    2.22 Authority; Binding Nature Of Agreements..........................  B-17

    2.23 Non-Contravention; Consents......................................  B-17

    2.24 Transactions with Affiliates.....................................  B-18

    2.25 No Discussions...................................................  B-18

    2.26 Opinion of Financial Advisor.....................................  B-18

    2.27 Brokers..........................................................  B-18

    2.28 Full Disclosure..................................................  B-18

    2.29 Sufficiency of Cash Consideration................................  B-19

 3. Representations and Warranties of Parent and the Purchaser............. B-19

    3.1  Due Organization; Etc............................................  B-19

    3.2  Authority; Binding Nature Of Agreements..........................  B-19

    3.3  SEC Filings......................................................  B-19

    3.4  Non-Contravention; Consents......................................  B-19

    3.5  Valid Issuance...................................................  B-19

    3.6  Brokers..........................................................  B-19

 4. Pre-Closing Covenants of the Seller.................................... B-20

    4.1  Access And Investigation.........................................  B-20

    4.2  Operation Of Business............................................  B-20

    4.3  Filings and Consents.............................................  B-21

    4.4  Notification; Updates to Disclosure Schedule.....................  B-21

    4.5  No Solicitation..................................................  B-22

    4.6  Shareholders' Meeting............................................  B-23

    4.7  Confidentiality..................................................  B-24

    4.8  Satisfaction of Liabilities......................................  B-24

 5. Additional Covenants of the Parties.................................... B-24

    5.1  Registration Statement; Prospectus/Proxy Statement...............  B-24

    5.2  Regulatory Approvals.............................................  B-25

    5.3  Additional Agreements............................................  B-25

    5.4  Certain Employment Arrangements..................................  B-26

    5.5  Consolidated Tax Return..........................................  B-26


    5.6  Delivery of Additional Documents.................................  B-26

                                                                            Page
                                                                            ----
 6. Conditions Precedent to the Purchaser's Obligation to Close............ B-26


    6.1  Accuracy Of Representations......................................  B-26

    6.2  Performance Of Obligations.......................................  B-26

    6.3  Shareholder Approval.............................................  B-27

    6.4  Consents.........................................................  B-27

    6.5  No Material Adverse Change.......................................  B-27

    6.6  Additional Documents.............................................  B-27

    6.7  Repayment of Credit Facility.....................................  B-27

    6.8  No Prohibition...................................................  B-27

    6.9  Effectiveness of Registration Statement..........................  B-27

    6.10 HSR Act..........................................................  B-27

    6.11 Governmental Litigation..........................................  B-28

    6.12 Release of Liens.................................................  B-28

 7. Conditions Precedent to the Seller's Obligation to Close............... B-28

    7.1  Accuracy Of Representations......................................  B-28

    7.2  Purchaser's Performance..........................................  B-28

    7.3  Shareholder Approval.............................................  B-28

    7.4  Effectiveness of Registration Statement..........................  B-28

    7.5  HSR Act..........................................................  B-28

    7.6  Stipulation and Proposed Order to Dismiss........................  B-28

    7.7  Purchaser Closing Certificate....................................  B-28

    7.8  Governmental Litigation..........................................  B-29

 8. Termination............................................................ B-29

    8.1  Termination Events...............................................  B-29

    8.2  Termination Procedures...........................................  B-30

    8.3  Effect of Termination............................................  B-30

    8.4  Termination Fees.................................................  B-30

    8.5  Nonexclusivity Of Termination Rights.............................  B-31

 9. Indemnification, Etc................................................... B-32

    9.1  Survival Of Representations And Covenants........................  B-32

    9.2  Indemnification By The Seller....................................  B-32

    9.3  Setoff...........................................................  B-33


    9.4  Nonexclusivity Of Indemnification Remedies.......................  B-33

                                                                          Page
                                                                          ----
    9.5   Defense Of Third Party Claims.................................  B-33


    9.6   Threshold.....................................................  B-34

          Exercise Of Remedies By Indemnitees Other Than Parent or the
    9.7   Purchaser.....................................................  B-34

 10. Certain Post-Closing Covenants...................................... B-34

    10.1  Further Actions...............................................  B-34

    10.2  Publicity.....................................................  B-35

    10.3  Plan of Dissolution...........................................  B-35

    10.4  Continued Payment of Liabilities..............................  B-35

    10.5  Change Of Name................................................  B-35

 11. Miscellaneous Provisions............................................ B-35

    11.1  Further Assurances............................................  B-35

    11.2  Fees and Expenses.............................................  B-35

    11.3  Attorneys' Fees...............................................  B-36

    11.4  Notices.......................................................  B-36

    11.5  Time Of The Essence...........................................  B-36

    11.6  Headings......................................................  B-36

    11.7  Counterparts..................................................  B-36

    11.8  Governing Law; Venue..........................................  B-36

    11.9  Successors And Assigns; Parties In Interest...................  B-37

    11.10 Remedies Cumulative; Specific Performance.....................  B-37

    11.11 Waiver........................................................  B-37

    11.12 Amendments....................................................  B-38

    11.13 Severability..................................................  B-38

    11.14 Entire Agreement..............................................  B-38

    11.15 Knowledge.....................................................  B-38

    11.16 Construction..................................................  B-38

                            ASSET PURCHASE AGREEMENT

   This Asset Purchase Agreement is entered into as of December 15, 2000, by and among 3dfx Interactive, Inc. a California corporation (the "Seller"), and NVIDIA Corporation, a Delaware corporation ("Parent") and Titan Acquisition Corp. No. 2, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    Recitals

   A. Parent, the Purchaser and the Seller wish to provide for the sale by the Seller to the Purchaser of the Specified Assets (as defined in Section 1.1), the stay and ultimate settlement of certain patent infringement litigation between Parent and the Seller, and certain other related transactions among the parties, all on the terms and subject to the conditions set forth in this Agreement.

   B. In order to induce Parent and the Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, certain shareholders of the Seller are entering into Voting Agreements and related proxies in favor of Parent and the Purchaser (the "Voting Agreements").

   C. Concurrently with the execution and delivery of this Agreement, the Seller and the Purchaser are entering into a Credit Agreement (as defined in Section 1.5) pursuant to which the Purchaser is providing a $15 million credit facility to the Seller.

   D. The board of directors of the Seller has adopted a plan of dissolution ("Plan of Dissolution") which contemplates that the Seller will, subject to the approval of its shareholders at the Shareholders' Meeting (as defined herein), elect voluntarily to wind up and dissolve pursuant to the California Corporations Code.

                                   Agreement

   The parties to this Agreement, intending to be legally bound, agree as follows:

1. Sale of Specified Assets; Related Transactions.

   1.1 Sale of Specified Assets. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined in Section 1.9), good and valid title to the Specified Assets (as defined below), free and clear of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, the term "Specified Assets" shall mean and include all of the properties, rights, interests and other tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any such assets acquired by the Seller Corporations during the Pre-Closing Period, that are or were used in, needed for the conduct of or material to, or that otherwise directly or indirectly relate to, the graphics business of the Seller Corporations (the "Graphics Business"); provided, however, that the Specified Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Specified Assets shall include the following:

     (a) Patents and Patent Applications; Trademarks: All of the patents, patent applications, trademarks, trademark applications, trade names, service marks and service mark applications of the Seller Corporations, including those identified on Exhibit B, and any counterparts, reissues, extensions, continuations and continuations in part related to the foregoing;

     (b) Other Proprietary Assets: All Proprietary Assets and goodwill of the Seller Corporations (including the right to use the names "3dfx," "Voodoo," "GigaPixel Corporation," "STB Systems,"

  "STB Assembly" and "Symmetric Simulation Systems" and variations thereof, and the Proprietary Assets identified in Part 2.10 of the Disclosure Schedule), all of the copyrights, trade secrets, know-how, computer software, inventions, designs, drawings, existing and in-development chip designs and related specifications, source codes, verification and validation environments, manufacturing specifications and databases, in process research and development, product reviews and other Proprietary Assets identified on Exhibit B;

     (c) Inventory; Equipment; Other Tangible Assets: The inventories (including raw materials, work-in-progress and finished goods), equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Seller Corporations identified on Exhibit B, including the tangible assets identified in Part
  2.8 of the Disclosure Schedule, the entire inventory of graphics chips of the Seller Corporations as of the date hereof and all advertising and promotional materials of the Seller Corporations relating to its Graphics Business;

     (d) Contracts: All rights of the Seller Corporations under the Seller Contracts (including the Seller Contracts identified in Part 2.11 of the Disclosure Schedule) relating to the Graphics Business;

     (e) Governmental Authorizations: All Governmental Authorizations held by the Seller Corporations (including the Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule) relating to the Graphics Business;

     (f) Claims: All claims (including claims for past infringement of Proprietary Assets) and causes of action of the Seller Corporations against other Persons relating to the Graphics Business (regardless of whether or not such claims and causes of action have been asserted by the Seller Corporations), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller Corporations relating to the Graphics Business (regardless of whether such rights are currently exercisable);

     (g) Other Assets: All of the Seller Corporations' existing and in-development chip designs and related specifications, source codes, verification and validation environments, manufacturing specifications and databases and customer lists;

     (h) Books and Records: All books, records, files and data of the Seller Corporations relating directly or indirectly to the Graphics Business; and

     (i) Proceeds: Without limiting any restriction contained herein on any such sale or other disposition, an amount of cash and receivables equal to the gross proceeds from the sale or other disposition of any of the foregoing after the date hereof.

   1.2 Consideration. As consideration for the sale of the Specified Assets to the Purchaser, the Purchaser has agreed (a) to pay to the Seller at the Closing (as defined herein) cash in the amount of $70,000,000 (the "Cash Consideration"), (b) subject to Section 1.3, to deliver to the Seller (but only upon and subject to the conditions set forth in Section 1.3, and subject to adjustment as provided therein) one million shares of the common stock, par value $.001 per share ("Parent Common Stock"), of Parent (the "Stock Consideration"), and (c) to assume at the Closing the Designated Contractual Obligations (as defined in Section 1.4(b)) of the Seller by entering into with the Seller (and, if applicable, other Seller Corporations) an Assignment and Assumption Agreement in substantially the form of Exhibit D (the "Assignment and Assumption Agreement").

   1.3 Payment of Stock Consideration; Adjustment.

     (a) The Stock Consideration will be issued by Parent promptly following the Closing and contributed by Parent to the Purchaser, but shall only become deliverable by the Purchaser to the Seller upon and subject to the completion of the winding up of the business of the Seller pursuant to the Plan of Dissolution, and delivery to the Purchaser of a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Seller certifying that the shareholders of the Seller have duly adopted resolutions approving the wind-up and dissolution of the Seller pursuant to the California Corporations Code, that all Liabilities of the Seller Corporations have been paid in full or otherwise provided for (in a manner satisfactory to the Purchaser) from sources other than the Stock Consideration and that the Seller has been validly dissolved (or will upon the filing of a Certificate of Dissolution and subject to no other conditions be dissolved) under the California Corporations Code. Notwithstanding the foregoing, in no event will any portion of the Stock Consideration become payable unless and until the Purchaser is satisfied that the Seller shall have first paid in full or otherwise provided for (in a manner satisfactory to the Purchaser) all Liabilities of the Seller Corporations that are not included among the Designated Contractual Obligations (as defined below).

     (b) Following and subject to the Closing, and prior to any payment to the Seller of the Stock Consideration, in the event that the Seller is not in breach of this Agreement (excluding Section 2.29 for purposes of the foregoing), has expended all or substantially all of the Cash Consideration in payment of Liabilities of the Seller Corporations, and reasonably and in good faith determines (i) that the then-remaining Cash Consideration is or will be insufficient to enable the Seller Corporations to pay in full all then-remaining Liabilities of the Seller Corporations, and (ii) that all then-remaining Liabilities of the Seller Corporations could and would be paid in full if Seller had access to additional funds in an amount not in excess of $25,000,000 and applied such funds exclusively to the payment of such Liabilities, the Seller shall be entitled to request in writing that the Purchaser advance to the Seller up to a maximum of $25,000,000 (the "Post-Closing Advance"). Subject to the foregoing conditions, the Purchaser shall be obligated to make the Post-Closing Advance, within ten business days after receipt of such written request, unless it determines in good faith that the funds requested would not permit the Seller to pay in full all then-remaining Liabilities of the Seller Corporations. A maximum of one Post-Closing Advance shall ever be required to be made by the Purchaser. In the event that the Purchaser makes a Post-Closing Advance to the Seller, the number of shares of Parent Common Stock constituting the Stock Consideration shall be reduced automatically (and without any action on the part of any party) by the number of shares equal to the quotient determined by dividing (1) the amount of the Post-Closing Advance by (2) $50.00.

     (c) If, between the date of this Agreement and the date on which the Stock Consideration (or any portion thereof) is issued to the Seller, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the number of shares of Parent Common Stock constituting the Stock Consideration, and the dollar amount set forth in clause (2) of the last sentence of Section 1.3(b), shall be appropriately adjusted.

   1.4 No Assumed Liabilities.

     (a) Subject to Section 1.4(b), neither Parent nor the Purchaser shall assume any Liabilities of the Seller whatsoever, whether relating to the Specified Assets, the Graphics Business or otherwise.

     (b) Notwithstanding Section 1.4(a), pursuant to the Assignment and Assumption Agreement, at and following the Closing the Purchaser will become obligated to perform the obligations of the Seller under any Assumed Contracts, but only to the extent such obligations: (i) arise after the Closing Date; (ii) do not arise from or relate to any Breach by the Seller of any provision of any of the Assumed Contracts; (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Assumed Contracts; and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of the Assumed Contracts (the "Designated Contractual Obligations"); provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Designated Contractual Obligations" shall not include, and neither Parent nor the Purchaser shall be required to assume or to perform or discharge:

       (1) any Liability of any Person under the Assumed Contracts, except for the Seller Corporations;

       (2) any Liability of the Seller Corporations arising from or relating to any action taken by the Seller Corporations, or any failure on the part of the Seller Corporations to take any action, at any time prior to the Closing Date;

       (3) any Liability of the Seller Corporations for the payment of any Tax;

       (4) any Liability of the Seller Corporations to any employee or former employee of the Seller Corporations under the WARN Act, or under or with respect to any Employee Benefit Plan, profit sharing plan or dental plan or for severance pay, or for accrued vacation pay or wages;

       (4) any Liability of the Seller Corporations to any Related Party;

       (5) any Liability under any Assumed Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Assumed Contract;

       (6) any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller contained in any of the Transactional Agreements; or

       (7) any other Liability of the Seller Corporations not expressly assumed by the Purchaser pursuant to the provisions of any of the Transactional Agreements.

   1.5 Credit Facility. Contemporaneously with the execution and delivery of this Agreement, the Purchaser and the Seller are entering into a Credit Agreement (the "Credit Agreement") pursuant to which the Purchaser is providing the Seller with immediate borrowing availability in the amount of $15,000,000 (the "Credit Facility"). In consideration of the execution of the Credit Agreement and the establishment of the Credit Facility, (a) the Seller is granting to the Purchaser a non-exclusive, perpetual, fully-paid license for all of the Seller's patents, patent applications and inventions, which are held by Seller free and clear of any Encumbrances (other than as may be asserted by virtue of the Parent Pending Litigation), pursuant to a patent license agreement (the "Patent License Agreement") of even date herewith, and (b) the Seller is causing to be sold, assigned, transferred, conveyed and delivered to the Purchaser good and valid title, free and clear of any Encumbrances, to all of the trademarks, trademark applications, trade names, service marks and service mark applications of the Seller Corporations.

   1.6 Stay Order; Standstill Agreement.

     (a) Contemporaneously with the execution hereof, the Seller has agreed to stay the Seller Pending Litigation, and Parent has agreed to stay the Parent Pending Litigation, pursuant to and by executing and filing with the court the Stay Order.

     (b) Contemporaneously with the execution hereof, the Seller and Parent have agreed to refrain from bringing litigation against the other with respect to certain patents, patent applications and inventions, pursuant to the Patent Standstill Agreement.

   1.7 Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser's affiliates for, any sales taxes, use taxes, transfer taxes, income taxes, documentary charges, filing fees, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Specified Assets to the Purchaser or in connection with any of the other Transactions. The Seller shall cooperate with the Purchaser to file all requests for certifications of sales and use tax due, including, without limitation, pursuant to Section 6812 of the California Revenue and Taxation Code.

   1.8 Allocation. At or prior to the Closing, the Purchaser shall deliver to the Seller a statement setting forth the Purchaser's good faith determination of the manner in which the consideration referred to in Section 1.2 is to be allocated among the Specified Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes. The Seller and the Purchaser acknowledge that the

Transactions do not constitute a reorganization described in Section 368 of the Code. The Seller shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation or that is inconsistent with the Transactions not constituting a reorganization.

   1.9 Closing.

     (a) The closing of the sale of the Specified Assets and the other Transactions to be consummated contemporaneously therewith to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward llp in Palo Alto, California, at 10:00 a.m. on such date (after the expiration of the applicable waiting period under the HSR Act and the satisfaction or waiver of the other conditions to the Closing set forth herein) as the Purchaser may designate in a written notice delivered to the Seller; provided, however, that if any condition set forth in Section 6 has not been satisfied as of the date designated by the Purchaser, then the Purchaser may, at its election, unilaterally postpone the Closing to such other date prior to the Termination Date as it reasonably deems appropriate.

     (b) At the Closing, without limiting any of the conditions to the Closing set forth in Section 6 or Section 7:

       (i) the Seller shall execute and deliver, or shall cause to be executed and delivered, to the Purchaser such bills of sale, endorsements, assignments (including patent assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Specified Assets free of any Encumbrances;

       (ii) the Purchaser shall pay to the Seller the Cash Consideration, subject to Section 4.8, and provided that the Purchaser will be entitled to set off, subject to the terms of the Credit Agreement, against the Cash Consideration any amount outstanding under the Credit Facility at the Closing;

       (iii) the parties hereto shall execute and deliver the Assignment and Assumption Agreement;

       (iv) the Seller shall execute and deliver to Parent and the Purchaser a certificate (the "Seller Closing Certificate"), executed by the Chief Executive Officer or the Chief Financial Officer of the Seller, certifying that (A) each of the representations and warranties made by the Seller in this Agreement was accurate in all material respects as of the date of this Agreement, (B) except as expressly set forth in the Seller Closing Certificate, each of the representations and warranties made by the Seller in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that the Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (D) except as expressly set forth in the Seller Closing Certificate, each of the conditions set forth in Sections 6.3 and 6.4 has been satisfied in all material respects;

       (v) the Purchaser and Parent shall execute and deliver to the Seller a certificate (the "Purchaser Closing Certificate"), executed by the Chief Executive Officer or the Chief Financial Officer of the Purchaser and Parent, certifying that (A) each of the representations and warranties made by the Purchaser and Parent in this Agreement was accurate in all material respects as of the date of this Agreement, (B) except as expressly set forth in the Purchaser Closing Certificate, each of the representations and warranties made by the Purchaser and Parent in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, and (C) each of the covenants and obligations that the Purchaser and Parent are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects; and

       (vi) Parent shall dismiss with prejudice the Parent Pending Litigation and the Seller shall dismiss with prejudice the Seller Pending Litigation, each by executing and filing with the court the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit F.

   1.10 Dissenting Shares.

     (a) Notwithstanding anything to the contrary contained in this Agreement (but without limiting the effect of Section 6.3), to the extent that the provisions of Chapter 13 of the California Corporations Code are applicable to the Acquisition, the holders of any shares of Seller Common Stock that, as of the Closing Date, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code shall be entitled to such rights as may be granted to such holder or holders in Chapter 13 of the California Corporations Code.

     (b) The Seller shall give the Purchaser (i) prompt notice of any written demand received by the Seller to require the Seller to purchase shares of Seller Common Stock pursuant to Chapter 13 of the California Corporations Code and of any other demand, notice or instrument delivered to the Seller pursuant to the California Corporations Code, and (ii) full information concerning all communications between the Seller and any shareholder which has delivered any such demand. The Seller shall not make any payment or settlement offer with respect to any such demand unless the Seller shall first have notified the Purchaser in writing of such payment or settlement offer.

   1.11 Further Action. If, at any time after the Closing Date, any further action is determined by Parent or the Purchaser to be necessary or desirable to carry out the purposes of this Agreement or to vest the Purchaser with full right, title and possession of and to all of the Specified Assets and the Assumed Contracts, the officers and directors of Parent and the Purchaser shall be fully authorized (in the name of the Seller and otherwise) to take such action.

2. Representations and Warranties of the Seller.

   The Seller represents and warrants, to and for the benefit of Parent and the Purchaser, as follows:

   2.1 Subsidiaries; Due Organization; Etc.

     (a) The Seller has no subsidiaries, except for the Entities identified in Part 2.1 of the Disclosure Schedule; and neither the Seller nor the other Entity identified in Part 2.1 of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Disclosure Schedule.

     (b) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Part 2.1 of the Disclosure Schedule, and is in good standing as a foreign corporation in each of the jurisdictions listed in
  Part 2.1 of the Disclosure Schedule. The Seller Corporations have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "3dfx" and "Voodoo."

   2.2 Articles of Incorporation and Bylaws; Records. The Seller has delivered to Parent accurate and complete copies of: (a) the articles of incorporation and bylaws of the Seller Corporations, including all amendments thereto; (b) the stock records of the Seller Corporations; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Seller Corporations, the boards of directors of the Seller Corporations and all committees of the board of directors of the Seller Corporations. There have been no meetings or other proceedings of the shareholders of the Seller Corporations, the board of directors of the Seller Corporations or any committee of the board of directors of the Seller Corporations that are not fully reflected in such minutes or other records, other than the meeting of the board of directors of Seller held immediately prior to the execution of, and to approve, this Agreement. The books of account, stock records, minute books and other records of the Seller Corporations are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller Corporations are in the actual possession and direct control of the Seller.

   2.3 SEC Filings; Financial Statements.

     (a) The Seller has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Seller with the SEC since July 1, 1999, and all amendments thereto (the "Seller SEC Documents"), as well as the Unaudited Interim Financial Statements. The Seller SEC Documents have been filed by the Seller with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Seller SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements (including any related notes) contained in the Seller SEC Documents (at the time they were filed with the SEC or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and the Unaudited Interim Financial Statements (as of the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto (other than the Unaudited Interim Financial Statements); (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Seller and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Seller and its consolidated subsidiaries for the periods covered thereby.

   2.4 Absence Of Changes. Except as set forth in Part 2.4 of the Disclosure Schedule and except as expressly contemplated by this Agreement, since July 31, 2000:

     (a) there has not been any adverse change in, and no event has occurred that could reasonably be expected to have an adverse effect on, the business, condition, assets, liabilities, operations, financial performance or net income of the Seller Corporations;

     (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Seller Corporations (whether or not covered by insurance);

     (c) the Seller Corporations have not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

     (d) the Seller Corporations have not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Seller Corporations in the Ordinary Course of Business;

     (e) the Seller Corporations have not leased or licensed any asset from any other Person;

     (f) the Seller Corporations have not made any capital expenditure;

     (g) the Seller Corporations have not sold or otherwise transferred, or leased or licensed, any asset to any other Person;

     (h) the Seller Corporations have not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

     (i) the Seller Corporations have not made any loan or advance to any other Person;

     (j) the Seller Corporations have not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

     (k) no Contract by which the Seller Corporations or any of the assets owned or used by the Seller Corporations is or was bound, or under which the Seller Corporations have or had any rights or interest, has been amended or terminated;

     (l) the Seller Corporations have not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Seller Corporations in bona fide transactions entered into in the Ordinary Course of Business;

     (m) the Seller Corporations have not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by the Seller Corporations since July 31, 2000, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

     (n) the Seller Corporations have not forgiven any debt or otherwise released or waived any right or claim;

     (o) the Seller Corporations have not changed any of its methods of accounting or accounting practices in any respect;

     (p) the Seller Corporations have not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

     (q) the Seller Corporations have not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(p)" above.

   2.5 Title To Specified Assets. The Seller owns (and will own as of the Closing Date), and has (and will have as of the Closing Date) good and valid title to, all of the Specified Assets. Except as set forth on Part 2.5 of the Disclosure Schedule, all of the Specified Assets are owned (and will be owned as of the Closing Date) by the Seller free and clear of any Encumbrances. The Specified Assets collectively constitute, as of the date hereof, and will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct the Graphics Business in the manner in which the Graphics Business is currently being conducted and in the manner in which the Graphics Business is proposed to be conducted.

   2.6 Receivables. Part 2.6 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller Corporations as of November 30, 2000. Except as set forth in Part 2.6 of the Disclosure Schedule, all existing accounts receivable of the Seller Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since October 31, 2000, and have not yet been collected): (i) represent valid obligations of customers of the Seller Corporations arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are current.

   2.7 Inventory. All of the Seller's existing inventory included within the Specified Assets (including all such inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by the Seller since October 31, 2000): (a) is of such quality and quantity as to be usable and saleable by the Seller in the Ordinary Course of Business; and (b) is free of any defect or deficiency that would impair its intended use in any material respect.

   2.8 Equipment, Etc. Part 2.8 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by the Seller and included within the Specified Assets, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.8 of the Disclosure Schedule also accurately identifies all tangible assets leased to the Seller and included within the Specified Assets. Each asset identified or required to be identified in Part 2.8 of the Disclosure Schedule: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all material respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The assets identified in Part 2.8 of the Disclosure Schedule and included within the Specified Assets are adequate for the conduct of the Graphics Business of the Seller in the manner in which the Graphics Business is currently being conducted.

   2.9 Real Property; Environmental Matters.

     (a) The Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.9 of the Disclosure Schedule (the "Leased Real Property"). Part 2.9 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Seller enjoys peaceful and undisturbed possession of such premises.

     (b) To the Seller's knowledge, the Leased Real Property (i) is free of any Hazardous Material and any harmful chemical or physical conditions and
  (ii) is free of any environmental contamination of any nature.

   2.10 Proprietary Assets.

     (a) Part 2.10(a) of the Disclosure Schedule lists all Seller Proprietary Assets included within the Specified Assets.

     (b) Part 2.10(b) of the Disclosure Schedule (i) lists each Seller Proprietary Asset that (A) is owned by any other Person, (B) is licensed to or used by the Seller as of the date of this Agreement and (C) is or was used in or material to (or that relates to) the Graphics Business (except for any Seller Proprietary Asset that is licensed to the Seller under any third party software license that (1) is generally available to the public, and (2) imposes no future monetary obligation on the Seller) and (ii) identifies the license agreement or other agreement under which such Seller Proprietary Asset is being licensed to or used by the Seller.

     (c) The Seller has good and valid title to all of the Seller Proprietary Assets identified in Part 2.10(a) of the Disclosure Schedule, free and clear of any Encumbrances, and has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all Seller Proprietary Assets identified in Part 2.10(b) of the Disclosure Schedule except as set forth in Part 2.10(c) of the Disclosure Schedule. Except as set forth in Part 2.10(c) of the Disclosure Schedule, the Seller is not obligated to make any payment to any Person for the use or other exploitation of any Seller Proprietary Asset included within the Specified Assets. Except as set forth in Part 2.10(c) of the Disclosure Schedule, the Seller is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Seller Proprietary Assets included within the Specified Assets on an exclusive basis (other than Seller Proprietary Assets consisting of software licensed to the Seller under third party licenses generally available to the public, with respect to which the Seller's rights are not exclusive). No current or former employee, officer, director, shareholder, consultant or independent contractor has any valid right, claim or interest in or with respect to any Seller Proprietary Asset included within the Specified Assets.

     (d) The Seller has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Seller Proprietary Assets included within the Specified Assets and otherwise to maintain and protect the value of all Seller Proprietary Assets included within the Specified Assets. Except as set forth in Part 2.l0(d) of the Disclosure Schedule, the Seller has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than the Seller) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any such Seller Proprietary Asset. Without limiting the generality of the foregoing, (i) each current or former employee of the Seller who is or was involved in, or who has contributed to, the creation or development of any Seller Proprietary Asset has executed and delivered to the Seller an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Seller to Parent, and (ii) each current and former consultant and independent contractor to the Seller who is or was involved in, or who has contributed to, the creation or development of any material Proprietary Asset has executed and delivered to the Seller or one of the Seller Corporations an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

     (e) Except as set forth in Part 2.10(e) of the Disclosure Schedule, with respect to each patent, patent application and copyright held or purported to be held by the Seller: (i) no Proceeding is pending or, to the best of the knowledge of the Seller, threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability or use by the Seller of such patent, patent application or copyright; and
  (ii) all maintenance, annuity and other fees have been fully paid and all filings have been properly made.

     (f) All patents, trademarks, service marks and copyrights that are registered with any Governmental Body and held by the Seller Corporations are valid and subsisting (without reference to the Parent Pending Litigation or the Seller Pending Litigation). None of the Seller Proprietary Assets infringes, misappropriates, or conflicts with any Proprietary Asset owned or used by any other Person (without reference to the Parent Pending Litigation or the Seller Pending Litigation). To the best of the knowledge of the Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Seller Proprietary Asset (without reference to the Parent Pending Litigation or the Seller Pending Litigation). The Seller has never misappropriated or, to the best of the knowledge of the Seller, made unlawful use of any Proprietary Asset. The Seller has never received any notice or other communication that any of the Seller Proprietary Assets, or its use or ownership thereof, infringed upon, misappropriated or made unlawful use of, any Proprietary Asset owned or used by any other Person.

     (g) Except as set forth in Part 2.10(g) of the Disclosure Schedule, the Seller has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Seller Proprietary Asset. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Seller Proprietary Asset.

     (h) Each computer program and other item of software that is or was used in or material to (or that relates to) the Graphics Business is Year 2000 Compliant. The Seller has conducted sufficient Year 2000 compliance testing for each computer program and item of software referred to in the preceding sentence to be able to determine whether such computer program and item of software is Year 2000 Compliant. For purposes of this Section 2.10, a computer program or other item of software shall be deemed to be "Year 2000 Compliant" only if (i) the functions, calculations and other computing processes of such program or software perform in a consistent and correct manner without interruption regardless of the date on which such functions, calculations and processes are actually performed and regardless of the date input to the applicable computer system (whether before, on or after January 1, 2000); (ii) such program or software accepts and responds to year input in a manner that resolves any ambiguities as to century in a defined, predetermined and appropriate manner; and (iii) such program or software determines leap years in accordance with the following standard: (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

     (i) Except with respect to demonstration or trial copies, no product, system, program or software module that is or was used in or material to (or that relates to) the Graphics Business contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

   2.11 Contracts.

     (a) Part 2.11(a) of the Disclosure Schedule identifies each Contract directly or indirectly relating to the Specified Assets or the Graphics Business (the "Seller Contracts"). The Seller has delivered to Parent accurate and complete copies of all Seller Contracts, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

     (b) Except as set forth in Part 2.11(b) of the Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) the consummation of the Acquisition shall not, and no event has occurred, and no circumstance or condition exists, that could reasonably be expected to (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or
  (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iv) the Seller has not waived any right under any Seller Contract.

     (c) To the best of the knowledge of the Seller, each Person against which the Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities thereunder.

     (d) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

     (e) The Seller has no knowledge of any basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

   2.12 Liabilities; Major Suppliers.

     (a) The Seller is not now insolvent, and will not be rendered insolvent by any of the Transactions. As used in this section, "insolvent" means that the sum of the present fair saleable value of the Seller's assets does not and will not exceed its debts and other probable Liabilities.

     (b) Immediately after giving effect to the consummation of the Transactions, (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

     (c) Except as set forth in Part 2.12 of the Disclosure Schedule, the Seller Corporations have no material Liabilities, except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Seller Corporations in bona fide transactions entered into in the Ordinary Course of Business since July 31, 2000; and (iii) obligations under the Contracts listed in
  Part 2.11 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

     (d) Part 2.12 of the Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of the Seller Corporations as of July 31, 2000; (ii) provides an accurate and complete breakdown of any customer deposits or other deposits held by the Seller Corporations as of the date of this Agreement; and (iii) provides an accurate and complete breakdown of all notes payable and all other indebtedness of the Seller Corporations as of the date of this Agreement.

     (e) Except as set forth in Part 2.12 of the Disclosure Schedule, the Seller Corporations have not paid, and the Seller Corporations are not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 2.27.

     (f) None of the Seller Corporations has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

   2.13 Compliance with Legal Requirements. Except as set forth in Part 2.13 of the Disclosure Schedule: (a) the Seller Corporations are in compliance in all material respects with each Legal Requirement that is applicable to them or to the conduct of their businesses or the ownership or use of any of their assets;
(b) the Seller Corporations have at all times been in compliance in all material respects with each Legal Requirement that is or was applicable to them or to the conduct of their business or the ownership or use of any of their assets; (c) no event has occurred, and, to the knowledge of the Seller, no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller Corporations of, or a failure on the part of the Seller Corporations to comply with, any material Legal Requirement applicable to them; and (d) the Seller Corporations have not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller Corporations to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Seller Corporations have delivered to Parent an accurate and complete copy of each report, study, survey or other document to which the Seller Corporations have access that addresses or otherwise relates to the compliance of the Seller Corporations with, or the applicability to the Seller Corporations of, any Legal Requirement. To the best of the knowledge of the Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) could reasonably be expected to have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of either of the Seller Corporations or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional

Agreements, or (ii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

   2.14 Governmental Authorizations. Part 2.14 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller and that relates directly or indirectly to the Graphics Business; and (b) each other Governmental Authorization that, to the best of the knowledge of the Seller, is held by any employee of the Seller and relates to or is useful in connection with the Graphics Business of the Seller. The Seller has delivered to Parent accurate and complete copies of all of the Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.14 of the Disclosure Schedule: (i) the Seller is and has at all times been in full compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule; (iii) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.14 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct the Graphics Business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit the Seller to own and use the Specified Assets in the manner in which they are currently owned and used.

   2.15 Tax Matters.

     (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Seller Corporations has been duly paid in full on a timely basis. Except as set forth in Part 2.15 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to the Seller Corporations in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by or on behalf of the Seller Corporations. The Seller has delivered to (or made available for inspection by) Parent accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to the Seller Corporations since December 31, 1997. The information contained in such Tax Returns is accurate and complete in all respects.

     (b) The Seller has sufficient tax attributes, including, without limitation, adjusted basis in its assets and net operating loss carryovers, such that any Taxes incurred by the Seller as a result of the Transactions shall not have an adverse effect on the Seller.

   2.16 Employee And Labor Matters.

     (a) Part 2.16 of the Disclosure Schedule accurately sets forth, with respect to each current employee of the Seller Corporations who performs or has performed any services or who engages in or has engaged in any activity related to the Specified Assets or the Graphics Business (including any employee who is on a leave of absence or on layoff status):
  (i) the name and title of such employee; (ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller Corporations with respect to services performed in or activities engaged in 1999 or 2000; and (iii) such employee's annualized compensation as of the date of this Agreement.

     (b) Except as set forth in Part 2.16 of the Disclosure Schedule, the Seller Corporations are not a party to or bound by, and have never been a party to or bound by, any employment contract or any union contract, collective bargaining agreement or similar Contract.

     (c) The employment of the employees of the Seller Corporations is terminable by the Seller Corporations at will, and no employee is entitled to severance pay or other benefits upon or following termination or resignation, except as otherwise provided by law. The Seller has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Seller Corporations.

     (d) To the best of the knowledge of the Seller: (i) no employee of the Seller Corporations intends to terminate his or her employment and (ii) no employee of the Seller Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that could reasonably be expected to have an adverse effect on
  (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Seller Corporations or as a prospective employee of the Purchaser, or (B) the business of the Seller Corporations or the Purchaser.

     (e) The Seller Corporations are not engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Seller Corporations or any of their employees, and no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     (f) Except as set forth in Part 2.16 of the Disclosure Schedule, (i) the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events other than events occurring after the Closing that are caused by acts or omissions of the Seller Corporations) constitute an event under any Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee and (ii) no payment or benefit that will or may be made by the Seller Corporations with respect to any employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

   2.17 Benefit Plans; ERISA.

     (a) Part 2.17 of the Disclosure Schedule identifies and provides an accurate and complete description of each Employee Benefit Plan. The Seller Corporations have never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan, except for the Employee Benefit Plans identified in Part 2.17 of the Disclosure Schedule; and the Seller Corporations have never provided or made available any fringe benefit or other benefit of any nature to any of its employees, except as set forth in Part 2.17 of the Disclosure Schedule.

     (b) The Seller has caused to be delivered to Parent, with respect to each Employee Benefit Plan: (i) an accurate and complete copy of such Employee Benefit Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future); (ii) an accurate and complete copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to such Employee Benefit Plan; (iii) an accurate and complete copy of any description, summary, notification, report or other document that has been furnished to any employee of the Seller with respect to such Employee Benefit Plan; (iv) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any Governmental Body with respect to such Employee Benefit Plan; and (v) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by the Seller from, any Governmental Body with respect to such Employee Benefit Plan.

     (c) Each Employee Benefit Plan is being and has at all times been operated and administered in full compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Employee Benefit Plan has been duly accrued and made on a timely basis. Each Employee Benefit Plan has at all times complied and been operated and administered in full compliance with all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. The Seller Corporations have never incurred any Liability to the Internal Revenue Service or any other Governmental Body with respect to any Employee Benefit Plan; and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) give rise directly or indirectly to any such material Liability. Neither the Seller Corporations nor any Person that is or was an administrator or fiduciary of any Employee Benefit Plan (or that acts or has acted as an agent of the Seller Corporations or any such administrator or fiduciary) has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or may subject the Seller to any material Liability for breach of any fiduciary duty or any other duty. No Employee Benefit Plan, and no Person that is or was an administrator or fiduciary of any Employee Benefit Plan (or that acts or has acted as an agent of any such administrator or fiduciary): (i) has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or
  Section 4975 of the Code; (ii) has failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or (iii) has taken any action that (A) may subject such Employee Benefit Plan or such Person to any Tax, penalty or Liability relating to any "prohibited transaction," or (B) may directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any claim under, on behalf of or with respect to such Employee Benefit Plan.

     (d) No inaccurate or misleading representation, statement or other communication has been made or directed (in writing or otherwise) to any current or former employee of the Seller Corporations (i) with respect to such employee's participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Benefit Plan or with respect to any other matter relating to any Employee Benefit Plan, or (ii) with respect to any proposal or intention on the part of the Seller Corporations to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature.

     (e) The Seller Corporations have not advised any of their employees (in writing or otherwise) that they intend or expect to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

   2.18 Sale of Products. Each product that has been sold by the Seller Corporations to any Person: (i) conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any material design defects, construction defects or other defects or deficiencies at the time of sale. No product manufactured or sold by the Seller Corporations has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

   2.19 Performance Of Services. All services that have been performed on behalf of the Seller Corporations were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. Neither Parent nor the Purchaser will incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by the Seller Corporations. There is no claim pending or, to the knowledge of the Seller, threatened against the Seller Corporations relating to any services performed by the Seller Corporations, and, to the best of the knowledge of the Seller, there is no basis for the assertion of any such claim.

   2.20 Insurance.

     (a) Part 2.20 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Seller Corporations: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a "claims made" or an "occurrences" policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted since January 1, 1998, with respect to such policy or any predecessor insurance policy. Part 2.20 of the Disclosure Schedule also identifies (1) each pending application for insurance that has been submitted by or on behalf of the Seller Corporations, (2) each self-insurance or risk-sharing arrangement affecting the Seller Corporations or any of the assets of the Seller Corporations, and (3) all material risks (of the type customarily insured by Comparable Entities) for which the Seller Corporations do not maintain insurance coverage. The Seller has delivered to Parent accurate and complete copies of all of the insurance policies identified in Part 2.20 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.20 of the Disclosure Schedule. Each of the policies identified in Part 2.20 of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the best of the knowledge the Seller, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

     (b) Part 2.20 of the Disclosure Schedule identifies each insurance claim made by the Seller Corporations since January 31, 1999. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. The Seller Corporations have not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 2.20 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;
  (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 2.20 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in Part 2.20 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

   2.21 Proceedings; Orders. Except as set forth in Part 2.21 of the Disclosure Schedule, there is no pending Proceeding, and, to the knowledge of the Seller, no Person has threatened in writing to commence any Proceeding: (i) that involves the Seller Corporations or that otherwise relates to or could reasonably be expected to affect the business of the Seller Corporations or any of the Specified Assets or the Graphics Business (whether or not any Seller Corporation is named as a party thereto); or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.21 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 2.21 of the Disclosure Schedule, since January 1, 1998, no Proceeding has been commenced by or against the Seller Corporations. The Seller has delivered to Parent accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings identified in Part 2.21 of the Disclosure Schedule. There is no Order to which the Seller Corporations, or any of the assets owned or used by the Seller Corporations, is subject, and no Related Party is subject to any Order that relates to the Seller Corporations' businesses or to any of the assets of the Seller Corporations. To the best of the knowledge of the Seller, no employee of the Seller Corporations is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the business of the Seller Corporations. There is no proposed Order that, if issued or otherwise put into effect, (i) could reasonably be expected to have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

   2.22 Authority; Binding Nature Of Agreements.

     (a) The Seller has the absolute and unrestricted right, power and authority to enter into and (subject to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder Vote) to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and, subject to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder Vote (as defined in Section 2.22(b)), the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (b) The affirmative vote of the holders of a majority of the shares of capital stock of the Seller outstanding on the record date for the Persons entitled to vote on the Acquisition are the only votes of the holders of any class or series of the Seller's capital stock necessary to approve the Acquisition and the Plan of Dissolution (the "Required Shareholder Vote.")

   2.23 Non-Contravention; Consents. Neither the execution and delivery by the Seller of any of the Transactional Agreements, nor the consummation or performance by the Seller of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the assets of the Seller, is subject;

     (b) cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

     (c) cause any of the Specified Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

     (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Specified Assets or is held by the Seller Corporations or any employee of the Seller Corporations;

     (e) except as set forth on Part 2.11(b) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract;

     (f) except as set forth on Part 2.11(b) of the Disclosure Schedule, give any Person the right to (i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract; or

     (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the Specified Assets.

   Except as may be required by the Exchange Act, the California Corporations Code, the HSR Act, any foreign antitrust law or regulation, the WARN Act and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), the Seller neither was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

   2.24 Transactions with Affiliates. Except as set forth in the Seller SEC Documents filed prior to the date of this Agreement, between the date of the Seller's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Seller pursuant to Item 404 of Regulation S-K promulgated by the SEC.

   2.25 No Discussions. Neither the Seller Corporations nor any Representative of the Seller Corporations is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. The Seller Corporations have not waived, and will not waive, any rights under any confidentiality, "standstill", nonsolicitation or similar agreement with any third party to which any of the Seller Corporations is a party or under which the Seller Corporations have any rights.

   2.26 Opinion of Financial Advisor. The Seller's board of directors has received the written opinion of Needham & Co., Inc., financial advisor to the Seller, dated the date of this Agreement, to the effect that, as of such date, the terms of the Transactions are fair, from a financial point of view, to the Seller. The Seller has furnished an accurate and complete copy of such written opinion to Parent.

   2.27 Brokers. Except for Robertson Stephens & Co. and Needham & Co., Inc., whose fees and expenses shall be the responsibility of the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Seller Corporations or any of their Representatives. The total of all fees, commissions and other amounts that have been paid by the Seller Corporations with respect to the Transactions to Robertson Stephens & Co. and Needham & Co., Inc., and all fees, commissions and other amounts that may become payable to Robertson Stephens & Co. and Needham & Co., Inc. by the Seller Corporations if the Transactions are consummated will not exceed $2,500,000 plus reasonable out-of-pocket expenses. The Seller has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of Robertson Stephens & Co. and Needham & Co., Inc.

   2.28 Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of material fact; and none of the Transactional Agreements omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller Corporations and their respective businesses, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to Parent or any of Parent's Representatives by or on behalf of the Seller or by any Representative of the Seller, is accurate and complete in all material respects.

   2.29 Sufficiency of Cash Consideration. The Cash Consideration will be sufficient to enable the Seller Corporations to pay in full all Liabilities of the Seller Corporations (other than the Designated Contractual Obligations), including, without limitation, any Taxes due and other amounts owed as a result of the Transactions and any amounts due with respect to dissenting shares as described in Section 1.10, and to otherwise satisfy in full all actual or potential claims of creditors of the Seller Corporations.

3. Representations and Warranties of Parent and the Purchaser.

   Parent and the Purchaser represent and warrant, to and for the benefit of the Seller, as follows:

   3.1 Due Organization; Etc. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   3.2 Authority; Binding Nature Of Agreements. Each of Parent and the Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by each of Parent and the Purchaser of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of Parent and the Purchaser and their respective boards of directors and officers. This Agreement constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which each of Parent and the Purchaser is a party will constitute the legal, valid and binding obligation of Parent or the Purchaser (as the case may be) and will be enforceable against Parent or the Purchaser (as the case may be) in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   3.3 SEC Filings. Parent has delivered or made available to the Seller accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since July 1, 1999, and all amendments thereto.

   3.4 Non-Contravention; Consents. Neither the execution and delivery by Parent and the Purchaser of any of the Transactional Agreements, nor the consummation or performance by Parent and the Purchaser of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the Purchaser. Except as may be required by the Exchange Act, the California Corporations Code, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), neither Parent nor the Purchaser was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

   3.5 Valid Issuance. The Parent Common Stock to be issued in connection with the Transactions will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

   3.6 Brokers. Except for Morgan Stanley & Co. Incorporated, whose fees and expenses shall be the responsibility of Parent, neither Parent nor the Purchaser has become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

4. Pre-Closing Covenants of the Seller.

   4.1 Access And Investigation. The Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide Parent, the Purchaser and their Representatives with free and complete access to the Seller's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Seller Corporations, the Graphics Business, the Specified Assets and such other information as Parent or the Purchaser may reasonably request; (b) the Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business as Parent or the Purchaser may request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Seller and its business as Parent or the Purchaser may request in good faith.

   4.2 Operation Of Business. The Seller shall ensure that, except as otherwise expressly contemplated by the Transactional Agreements, during the Pre-Closing
Period:

     (a) the Seller Corporations conduct their respective businesses and operations in accordance with prudent practices and in compliance with all applicable Legal Requirements and the requirements of all Seller Contracts, and except as expressly contemplated by this Agreement, they (i) preserve intact the current business organization relating to the Specified Assets and the Graphics Business, (ii) keep available the services of the current officers and employees relating to the Specified Assets and the Graphics Business, (iii) maintain good relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with them relating to the Specified Assets and the Graphics Business, and
  (iv) promptly repair, restore or replace any Specified Assets that are destroyed or damaged;

     (b) the Seller shall use its best efforts to (i) develop a Plan of Dissolution, (ii) comply in all respects with, and carry out in accordance with its terms, the Plan of Dissolution, (iii) not take any action prohibited by the Plan of Dissolution or omit to take any action required to be taken by the Plan of Dissolution, and (iv) obtain the approval of the shareholders of the Seller with respect to the Plan of Dissolution;

     (c) the Seller keeps in full force all insurance policies identified in
  Part 2.21 of the Disclosure Schedule;

     (d) the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Seller's business, condition, assets, liabilities, operations, financial performance and prospects;

     (e) the Purchaser is notified within forty-eight hours of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

     (f) the Seller Corporations do not effect or become a party to any Acquisition Transaction;

     (g) the Seller Corporations do not form any subsidiary or acquire any equity interest or other interest in any other Entity;

     (h) the Seller Corporations do not make any capital expenditure;

     (i) the Seller Corporations do not enter into or permit any of the Specified Assets or the Graphics Business to become bound by any Contract other than in the Ordinary Course of Business;

     (j) the Seller Corporations do not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business (taking into account the wind-up and dissolution of the Seller);

     (k) the Seller Corporations do not establish or adopt any Employee Benefit Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of their directors, officers, employees or independent contractors;

     (l) the Seller Corporations do not change any of their methods of accounting or accounting practices in any respect;

     (m) except for the stay of the Seller Pending Litigation and the Parent Pending Litigation pursuant to the Stay Order, the Seller Corporations do not commence or settle any Proceeding;

     (n) the Seller Corporations do not enter into any transaction or take any other action of the type referred to in Section 2.4;

     (o) except as expressly contemplated by the Plan of Dissolution, the Seller Corporations do not enter into any transaction or take any other action outside the Ordinary Course of Business;

     (p) the Seller Corporations pay in full all indebtedness, liabilities, obligations and other amounts when due;

     (q) none of the Seller Corporations shall (i) make a general assignment for the benefit of creditors, (ii) file, or consent to the filing against it, any bankruptcy or insolvency petition or similar filing, (iii) suffer the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admit in writing its inability to pay its debts as they become due, (v) become convicted of, or plead guilty or no contest to, any felony, (vi) take or become the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements, or
  (vii) except as contemplated by the Plan of Dissolution, voluntarily wind up and dissolve;

     (r) the Seller Corporations do not directly or indirectly assign, transfer, sell or convey to any third party, or otherwise dispose of, any graphics chips described in the Disclosure Schedule or otherwise owned by any of the Seller Corporations on the date of this Agreement (including by combining any such graphics chips with any other materials or inventory of the Seller Corporations or by installing any such graphics chips on any board), and the Seller takes reasonable and responsible security measures to safeguard the entire inventory of the Seller's graphics chips;

     (s) the Seller Corporations do not enter into any transaction or take any other action that causes or constitutes a Breach of any representation, warranty or covenant made by the Seller in this Agreement or in the Seller Closing Certificate; and

     (t) the Seller Corporations do not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(i)" through "(s)" of this Section 4.2.

   4.3 Filings and Consents. The Seller shall ensure that: (a) as soon as possible after the date of this Agreement, the Seller files with the appropriate Governmental Bodies the notification form required to be filed by the Seller under the HSR Act with respect to the Transactions, together with a request for early termination of the applicable waiting period; (b) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (c) during the Pre-Closing Period, the Seller and its respective Representatives cooperate with Parent and the Purchaser and with their Representatives, and prepare and make available such documents and take such other actions as Parent or the Purchaser may request in good faith, in connection with any filing, notice or Consent that Parent or the Purchaser is required or elects to make, give or obtain.

   4.4 Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, the Seller shall promptly notify Parent and the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to Parent and the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by the Seller in this Agreement or in the Seller Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

   4.5 No Solicitation.

     (a) The Seller Corporations shall not directly or indirectly, and shall not authorize or permit any of their Representatives directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Seller Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 4.5 shall not be deemed to prevent the Seller or its board of directors from complying with its legal obligations under Rules 14d-9 and 14e-2 as promulgated under the Exchange Act with regard to an Acquisition Proposal (it being understood that such compliance may constitute a Triggering Event under certain circumstances); and provided, further, that prior to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder Vote, this Section 4.5(a) shall not prohibit the Seller from furnishing nonpublic information regarding the Seller to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Seller by such Person (and not withdrawn) if (1) neither the Seller nor any Representative of the Seller shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.5, (2) the board of directors of the Seller concludes in good faith, after having consulted with its outside legal counsel, that such action is required in order for the board of directors of the Seller to comply with its fiduciary obligations to the Seller's shareholders under applicable law, (3) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Seller gives Parent and the Purchaser written notice of the identity of such Person and of the Seller's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Seller and containing provisions no less favorable to the Seller than the provisions contained in Sections 1, 2 or 4 of that certain Confidentiality Agreement dated November 20, 2000 between the Seller and Parent (the "Confidentiality Agreement"), and (4) at least five business days prior to furnishing any such nonpublic information to such Person, the Seller furnishes such nonpublic information to Parent and the Purchaser (to the extent such nonpublic information has not been previously furnished by the Seller to Parent and the Purchaser). Without limiting the generality of the foregoing, the Seller acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of the Seller, whether or not such Representative is purporting to act on behalf of the Seller, shall be deemed to constitute a breach of this Section 4.5 by the Seller.

     (b) The Seller shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Parent and the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Seller (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Seller shall keep Parent and the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     (c) The Seller shall immediately cease and cause to be terminated any discussions existing at the time of this Agreement with any Person that relate to any Acquisition Proposal.

     (d) The Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill", nonsolicitation or similar agreement to which the Seller is a party or under which the Seller has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent or the Purchaser. The Seller also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Seller.

   4.6 Shareholders' Meeting.

     (a) The Seller shall, in accordance with its articles of incorporation and bylaws and the applicable provisions of the California Corporations Code, call and hold a special meeting of its shareholders (on a date selected by the Seller in consultation with the Purchaser) as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective under the Securities Act for the purpose of permitting them to consider and to vote upon and approve the Acquisition and the Plan of Dissolution (the "Shareholders' Meeting"). The Seller shall ensure that all proxies solicited in connection with the Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements.

     (b) Subject to Section 4.6(c): (i) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Seller unanimously recommends that the Seller's shareholders vote to approve the Acquisition and the Plan of Dissolution at the Shareholders' Meeting (the recommendation of the Seller's board of directors that the Seller's shareholders vote to approve the Acquisition and the Plan of Dissolution being referred to as the "Seller Board Recommendation"); and (ii) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or the Purchaser, and no resolution by the board of directors of the Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Parent or the Purchaser shall be adopted or proposed.

     (c) Notwithstanding anything to the contrary contained in Section 4.6(b), at any time prior to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder Vote, the Seller Board Recommendation may be withdrawn or modified in a manner adverse to Parent or the Purchaser if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Seller Common Stock or substantially of the assets of the Seller is made to the Seller and is not withdrawn; (ii) the Seller provides Parent and the Purchaser with at least two business days' prior notice of any meeting of the Seller's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Seller's board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (iv) the Seller's board of directors determines in good faith, after having taken into account the written advice of the Seller's outside legal counsel, that, in light of such Superior Offer, and taking into account any offer made by Parent or the Purchaser pursuant to clause (vii) below, the withdrawal or modification of the Seller Board Recommendation is required in order for the Seller's board of directors to comply with its fiduciary obligations to the Seller's shareholders under applicable law; (v) the Seller Board Recommendation is not withdrawn or modified in a manner adverse to Parent or the Purchaser at any time within two business days after Parent or the Purchaser receives written notice from the Seller confirming that the Seller's board of directors has determined that such offer is a Superior Offer; (vi) neither the Seller nor any of its affiliates or Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.6; and
  (vii) prior to the withdrawal or modification of the Seller Board Recommendation, neither Parent nor the Purchaser submits a written proposal to the Seller's board of directors that is at least as favorable to the Seller in the aggregate as such Superior Offer.

     (d) The Seller's obligation to call, give notice of and hold the Shareholders' Meeting in accordance with Section 4.6(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Seller Board Recommendation.

   4.7 Confidentiality. The Seller shall ensure that, except with respect to the press release announcing the execution of this Agreement, during the Pre-Closing Period: (a) neither the Seller Corporations nor any Representative of the Seller Corporations, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller Corporations or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller shall advise Parent and the Purchaser, at least two business days (or such shorter notice as necessary to comply with applicable law requiring such disclosure) before making such disclosure, of the nature and content of the intended disclosure.

   4.8 Satisfaction of Liabilities. The Seller Corporations shall pay in full or otherwise satisfy all indebtedness, liabilities, obligations and all amounts owed by the Seller Corporations that are not Designated Contractual Obligations (whether or not such indebtedness or amounts are then due).

5. Additional Covenants of the Parties.

   5.1 Registration Statement; Prospectus/Proxy Statement. As promptly as practicable after the date of this Agreement, Parent and the Seller shall prepare and cause to be filed with the SEC a prospectus/proxy statement with respect to the Transactions (the "Prospectus/Proxy Statement") and Parent shall prepare and cause to be filed with the SEC a Form S-4 registration statement with respect to the registration of the Stock Consideration (the "Form S-4 Registration Statement"), in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Seller shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Seller will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Seller's shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Seller shall promptly furnish to Parent all information concerning the Seller Corporations and the Seller's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section
5.1. The Seller shall ensure that: (1) none of the information supplied or to be supplied by or on behalf of the Seller for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; (2) none of the information supplied or to be supplied by or on behalf of the Seller for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Seller or at the time of the Shareholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (3) the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If any event relating to any of the Seller Corporations or Parent occurs, or if either the Seller or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Seller or Parent shall promptly inform the other party thereof and the parties shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of Seller.

   5.2 Regulatory Approvals. Each party shall (i) use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body and (ii) cooperate with the other parties hereto and, subject to Section 5.3(b), use its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Seller and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Transactions. The Seller and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Seller and Parent shall (1) give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Transactions. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Seller and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Seller and Parent will permit authorized Representatives of the other party to be present at each meeting or conference with governmental representatives relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. The Seller and Parent may, as each reasonably deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel to the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Seller or Parent, as the case may be) or its legal counsel. At the request of Parent, the Seller shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its ability to operate or retain any of the businesses, product lines or assets of the Seller Corporations, provided that any such action is conditioned upon the consummation of the Transactions.

   5.3 Additional Agreements.

     (a) Subject to Section 5.3(b), the Seller, Parent and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 5.3(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transactions, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the consummation of the Transactions. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by the first party during the Pre-Closing Period.

     (b) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Purchaser shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding relating to the Transactions if Parent or the Purchaser determines in good faith that contesting such Legal Proceeding may, if adversely determined, have a material adverse effect on the business, operations, financial condition or prospects of Parent or the Purchaser.

   5.4 Certain Employment Arrangements.

     (a) The Seller shall be solely responsible for ensuring compliance with the WARN Act (to the extent applicable), payment of accrued vacation or paid time off, and all other Legal Requirements in connection with any reductions in force or other terminations of employees of any of the Seller Corporations.

     (b) The Seller hereby covenants and agrees that except to the extent legally or contractually obligated, it will not pay or permit to be paid to any officers, directors or members of senior management of any of the Seller Corporations any bonuses otherwise payable upon a change of control of Seller or termination unless and until Seller shall have fully paid or cause to be paid or otherwise provided for (in a manner satisfactory to the Purchaser) all other Liabilities of the Seller Corporations.

   5.5 Consolidated Tax Return. The Seller hereby agrees that it shall file a consolidated federal income tax return covering the Seller and its subsidiaries for the fiscal year ending January 31, 2001.

   5.6 Delivery of Additional Documents. On or before December 18, 2000, the Seller shall deliver to the Purchaser and Parent all proposed schedules and exhibits under this Agreement, none of which shall be deemed to be a part hereof without the written consent of the Purchaser and Parent.

6. Conditions Precedent to the Purchaser's Obligation to Close.

   The Purchaser's obligation to purchase the Specified Assets and the obligation of Parent and the Purchaser to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent and the Purchaser, in whole or in part, in writing or by otherwise effecting the Closing):

   6.1 Accuracy Of Representations. The representations and warranties made by the Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any update to the Disclosure Schedule, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date.

   6.2 Performance Of Obligations. All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

   6.3 Shareholder Approval. The Acquisition and the Plan of Dissolution shall have been duly approved by the Required Shareholder Vote.

   6.4 Consents. Each of the Consents identified in Part 6.4 of the Disclosure Schedule, and all other Consents required or which Parent or the Purchaser reasonably determines it appropriate to be obtained in connection with the Transactions, shall have been obtained and shall be in full force and effect.

   6.5 No Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller Corporations (taken as a whole) or the Specified Assets and the Graphics Business (taken as a whole) since October 31, 2000, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change, with the exception of the decision of the board of directors of the Seller to adopt the Plan of Dissolution.

   6.6 Additional Documents. Parent and the Purchaser shall have received the following documents:

     (a) the Assignment and Assumption Agreement in substantially the form of Exhibit D, executed by the Seller;

     (b) such bills of sale, endorsements, assignments (including patent assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Specified Assets free of any Encumbrances;

     (c) a legal opinion from Locke, Liddell & Sapp LLP, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser (which legal opinion may rely, with respect to certain matters of California law, on the opinion of California counsel reasonably acceptable to the Purchaser);

     (d) upon the written request of the Purchaser, a solvency opinion with respect to the Seller from a nationally-recognized investment banking firm in form and substance satisfactory to the Purchaser;

     (e) the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit F, executed by the Seller (as well as any other Seller Corporations which are parties to the subject litigation);

     (f) the Seller Closing Certificate; and

     (g) such other documents as Parent or the Purchaser may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller, (ii) evidencing the compliance by the Seller with, or the performance by the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

   6.7 Repayment of Credit Facility. The Seller shall have repaid or shall repay at Closing all amounts outstanding under the Credit Facility (subject to the terms of the Credit Agreement).

   6.8 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Parent or the Purchaser or any Person affiliated with either of them to suffer any adverse consequence under, any applicable Legal Requirement or Order.

   6.9 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

   6.10 HSR Act. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

   6.11 Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; (b) relating to the Transactions and seeking to obtain from Parent or the Purchaser any damages or other relief that may be material to the Purchaser; (c) that could materially and adversely affect the right of the Purchaser to own or use the Specified Assets; or (e) seeking to compel the Purchaser to dispose of or hold separate any material assets as a result of the Transactions.

   6.12 Release of Liens. The Purchaser shall have received evidence satisfactory to it of the release by any Person who held any Encumbrance on the Specified Assets of all Encumbrances on the Specified Assets.

7. Conditions Precedent to the Seller's Obligation to Close

   The Seller's obligation to sell the Specified Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing or by otherwise effecting the Closing):

   7.1 Accuracy Of Representations. The representations and warranties made by Parent and the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date, and except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a material adverse effect on Parent.

   7.2 Purchaser's Performance. All of the covenants and obligations that Parent and the Purchaser is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

   7.3 Shareholder Approval. The Acquisition and the Plan of Dissolution contemplated by this Agreement shall have been duly approved by the Required Shareholder Vote.

   7.4 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

   7.5 HSR Act. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

   7.6 Stipulation and Proposed Order to Dismiss. The Seller shall have received the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit F, executed by Parent.

   7.7 Purchaser Closing Certificate. The Seller shall have received the Purchaser Closing Certificate.

   7.8 Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions or (b) relating to the Transactions and seeking to obtain from the Seller any damages or other relief that may be material to the Seller.

8. Termination.

   8.1 Termination Events. This Agreement may be terminated prior to the
Closing:

     (a) by mutual written consent of Parent, the Purchaser and the Seller;

     (b) by either Parent and the Purchaser or the Seller if the Transactions shall not have been consummated by May 15, 2001 (the "Termination Date"); provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Transactions by the Termination Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing Date, and (ii) the Seller shall not be permitted to terminate this Agreement pursuant to this
  Section 8.1(b) unless the Seller shall have made any payment required to be made to the Purchaser pursuant to Section 8.4(a) and shall have paid to the Purchaser any fee required to be paid to the Purchaser pursuant to Section 8.4(c);

     (c) by either Parent and the Purchaser or the Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

     (d) by either Parent and the Purchaser or the Seller if (i) the Shareholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Seller's shareholders shall have taken a final vote on a proposal to approve the Acquisition and the Plan of Dissolution, and (ii) the Acquisition and the Plan of Dissolution shall not both have been approved at the Shareholders' Meeting (or at any adjournment or postponement thereof) by the Required Shareholder Vote; provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have the Acquisition and the Plan of Dissolution approved by the Required Shareholder Vote is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing Date, and (B) the Seller shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Seller shall have made the payment required to be made to the Purchaser pursuant to Section 8.4(a) and shall have paid to the Purchaser the fee required to be paid to the Purchaser pursuant to Section 8.4(c);

     (e) by Parent and the Purchaser (at any time prior to the approval of the Acquisition and the Plan of Dissolution by the Required Shareholder
  Vote) if a Triggering Event shall have occurred;

     (f) by Parent and the Purchaser if (i) any of the Seller's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section
  6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Seller's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Seller's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller is curable by the Seller and the Seller is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent and the Purchaser may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach; or

     (g) by the Seller if (i) any of the representations and warranties of Parent and the Purchaser contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if any of the covenants of Parent and the Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Parent and the Purchaser as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent or the Purchaser is curable by Parent or the Purchaser and Parent or the Purchaser is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Seller may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach.

   8.2 Termination Procedures. If Parent and the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(c),
Section 8.1(d) or Section 8.1(f), Parent and the Purchaser shall deliver to the Seller a written notice stating that they are terminating this Agreement and setting forth a brief description of the basis on which they are terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to
Section 8.1(b), Section 8.1(c), Section 8.1(d) or Section 8.1(g), the Seller shall deliver to Parent and the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

   8.3 Effect of Termination.

     (a) Except as expressly provided elsewhere in this Agreement or in any of the other Transactional Agreements, and subject to Section 8.3(b), if this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11 that continue pursuant to their terms.

     (b) If this Agreement is terminated pursuant to any provision of Section 8.1, other than (i) by the parties pursuant to Section 8.1(a), (ii) by the Seller pursuant to Section 8.1(b) by reason of the failure of the Closing to occur by the date set forth therein solely as a result of the failure of Parent or the Purchaser to comply with its obligations under this Agreement, (iii) by the parties pursuant to Section 8.1(c), or (iv) by the Seller pursuant to Section 8.1(g), then immediately upon such termination Parent shall dismiss with prejudice the Parent Pending Litigation and the Seller shall dismiss with prejudice the Seller Pending Litigation, each by executing and filing with the court the Stipulation and Proposed Order to Dismiss with Prejudice in substantially the form of Exhibit F.

   8.4 Termination Fees.

     (a) Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transactions are consummated; provided, however, that:

       (i) Parent and the Purchaser (on the one hand) and the Seller (on the other hand) shall share equally all fees and expenses, other than attorneys' fees and securities registration fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Transactions under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; and

       (ii) if this Agreement is terminated by Parent and the Purchaser or the Seller pursuant to Section 8.1(b) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made (and shall not have been withdrawn or terminated pursuant to a public announcement at least five days before the Shareholders' Meeting), or if this Agreement is terminated by Parent and the Purchaser or the Seller pursuant to
    Section 8.1(d) or by Parent and the Purchaser pursuant to Section 8.1(e), then (without limiting any obligation of the Seller to pay any fee payable pursuant to Section 8.4(c)), the Seller shall make a nonrefundable cash payment to the Purchaser, at the time specified in
    Section 8.4(b), in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent or the Purchaser in connection with the preparation and negotiation of this Agreement and the other Transactional Agreements and otherwise in connection with the Transactions.

     (b) In the case of termination of this Agreement by the Seller pursuant to Section 8.1(b) or Section 8.1(d), any nonrefundable payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.4(a) shall be made, by the Seller prior to the time of such termination; and in the case of termination of this Agreement by the Purchaser pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), any nonrefundable payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.4(a) shall be made by the Seller within two business days after such termination.

     (c) If (i) this Agreement is terminated by the Purchaser or the Seller pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, or (ii) this Agreement is terminated by Parent and the Purchaser pursuant to Section 8.1(e), then the Seller shall pay to the Purchaser, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.4(a)), a nonrefundable fee in an amount equal to $3,300,000. In the case of termination of this Agreement by the Seller pursuant to Section 8.1(b) or Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Seller prior to the time of such termination; and in the case of termination of this Agreement by Parent and the Purchaser pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Seller within two business days after such termination.

     (d) If the Seller fails to pay when due any amount payable under this
  Section 8.4, then (i) the Seller shall reimburse Parent and the Purchaser for all reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent or the Purchaser of its rights under this Section 8.4, and (ii) the Seller shall pay to Parent or the Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent or the Purchaser in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

   8.5 Nonexclusivity Of Termination Rights. The termination rights provided in
Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9. Indemnification, Etc.

   9.1 Survival Of Representations And Covenants.

     (a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive (without limitation): (i) the Closing and the sale of the Specified Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Specified Assets by the Purchaser; and (iii) the dissolution or liquidation of any party to this Agreement. Except as set forth in Section 9.1(c), all of said representations, warranties, covenants and obligations shall remain in full force and effect and shall survive for a period of one year following the distribution of the Stock Consideration to the shareholders of the Seller pursuant to the Plan of Dissolution.

     (b) The representations, warranties, covenants and obligations of the Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

     (c) The representations and warranties set forth in Sections 2 and 3 shall expire on the first anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, the representations and warranties of Parent and the Purchaser shall expire not later than the date on which the Stock Consideration is paid to the Seller; and provided further, that if a Claim Notice (as defined below) relating to any representation or warranty set forth in any of said Sections is given to the Seller on or prior to the first anniversary of the Closing Date, then, notwithstanding anything to the contrary contained in this Section 9.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 9.2) that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller, Parent and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

     (d) For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller a written notice stating that such Indemnitee believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

     (e) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

   9.2 Indemnification By The Seller. The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

     (i) any Breach of any of the representations or warranties made by the Seller in this Agreement (without giving effect to any update to the Disclosure Schedule), both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, or in the Seller Closing Certificate or any of the other Transactional Agreements;

     (ii) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to Parent or the Purchaser or any of their Representatives by or on behalf of the Seller or any Representative of the Seller;

     (iii) any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;

     (iv) any Liability of the Seller or of any Related Party, other than the Designated Contractual Obligations;

     (v) any Liability (other than the Designated Contractual Obligations) to which Parent, the Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Seller, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Seller on or at any time prior to the Closing Date, (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Seller, (D) the operation by the Seller of its business, or (E) any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions; or

     (vi) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)," "(iii)," "(iv)," "(v)" or "(vi)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

   9.3 Setoff. In addition to any rights of setoff or other rights that Parent, the Purchaser or any of the other Indemnitees may have at common law or otherwise, Parent and the Purchaser shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any amount (including all or any portion of the Stock Consideration) otherwise payable by any Indemnitee to the Seller. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted and a release of the Seller from further liability with respect to such obligation to the extent of such setoff. The exercise of such right of setoff by Parent or the Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any of the other Transactional Agreements.

   9.4 Nonexclusivity Of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

   9.5 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Parent or the Purchaser, against any other Indemnitee or against any other Person) with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent and the Purchaser shall have the right, at its election, to designate the Seller to assume the defense of such claim or Proceeding at the sole expense of the Seller. If Parent or the Purchaser so elects to designate the Seller to assume the defense of any such claim or Proceeding:

     (a) the Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to Parent and the Purchaser;

     (b) Parent and the Purchaser shall make available to the Seller any non-privileged documents and materials in the possession of Parent or the Purchaser that may be necessary to the defense of such claim or Proceeding;

     (c) the Seller shall keep Parent and the Purchaser informed of all material developments and events relating to such claim or Proceeding;

     (d) Parent and the Purchaser shall have the right to participate in the defense of such claim or Proceeding;

     (e) the Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed; and

     (f) Parent and the Purchaser may at any time (notwithstanding the prior designation of the Seller to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

If Parent and the Purchaser does not elect to designate the Seller to assume the defense of any such claim or Proceeding (or if, after initially designating the Seller to assume such defense, Parent or the Purchaser elects to assume such defense), Parent or the Purchaser may proceed with the defense of such claim or Proceeding on its own. If Parent or the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

     (i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Parent or the Purchaser) shall be borne and paid exclusively by the Seller;

     (ii) the Seller shall make available to Parent or the Purchaser any documents and materials in the possession or control of the Seller that may be necessary to the defense of such claim or Proceeding;

     (iii) Parent and the Purchaser shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and

     (iv) Parent and the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold or delay such consent.

   9.6 Threshold. The Seller shall not be required to make any indemnification payment pursuant to Section 9.2 for any inaccuracy in or breach of any of the representations and warranties made by the Seller set forth in this Agreement until such time as the total amount of all Damages (including, without limitation, the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $1,000,000 in the aggregate. (If the total amount of such Damages exceeds $1,000,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such Damages).

   9.7 Exercise Of Remedies By Indemnitees Other Than Parent or the
Purchaser. No Indemnitee (other than Parent or the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent or the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10. Certain Post-Closing Covenants.

   10.1 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and their affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Specified Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Specified Assets. The Seller:
(a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Specified Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Specified Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Specified Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

   10.2 Publicity. Unless otherwise permitted by this Agreement, the Seller, Parent and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior written consent of the other (which approval shall not be unreasonably withheld), except as may be required by law. If either the Seller, Parent or the Purchaser is required to make any such public disclosure, the party required to make the disclosure shall use its reasonable efforts to give the other party prior notice and an opportunity to review the disclosure prior to the public release of information.

   10.3 Plan of Dissolution. The Seller shall comply in all respects with ,and carry out in accordance with its terms, the Plan of Dissolution, and shall not take any action prohibited by the Plan of Dissolution or omit to take any action required to be taken by the Plan of Dissolution.

   10.4 Continued Payment of Liabilities. Following the Closing, without limiting the provisions of Section 10.3, the Seller shall promptly pay in full all indebtedness, obligations, amounts owed by the Seller and other Liabilities that are not expressly assumed by the Purchaser under this Agreement.

   10.5 Change Of Name. Immediately after the Closing, the Seller shall change its name to a name that does not include the word "3dfx" or the word "Voodoo" or any variation of either of the foregoing and that is reasonably satisfactory to Purchaser.

11. Miscellaneous Provisions.

   11.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

   11.2 Fees and Expenses.

     (a) The Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Locke, Liddell & Sapp LLP and Crosby, Heafey, Roach & May) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by Parent and the Purchaser and its Representatives with respect to the business of the Seller (and the furnishing of information to Parent, the Purchaser and their Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;
  (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

     (b) Subject to the reimbursement and indemnity provisions of Sections 8 and 9, Parent and the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward llp) that have been incurred or that are in the future incurred by or on behalf of Parent or the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by Parent or the Purchaser and their Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and filing of documents under the HSR Act in connection with the Transactions; and (v) the consummation and performance of the Transactions.

   11.3 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

   11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Seller:

       3dfx Interactive, Inc.
       4435 Fortran Drive
       San Jose, CA 95134
       Facsimile: (408) 262-5551
       Attn: Chief Executive Officer

     if to Parent or the Purchaser:

       NVIDIA Corporation
       3535 Monroe Street
       Santa Clara, CA 95051
       Facsimile: (408) 615-2800
       Attn: Chief Executive Officer

   11.5 Time Of The Essence. Time is of the essence of this Agreement.

   11.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

   11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

   11.8 Governing Law; Venue.

     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     (b) In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Santa Clara County, California. Each party to this Agreement:

       (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Santa Clara County, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

       (ii) agrees that each state and federal court located in Santa Clara County, California shall be deemed to be a convenient forum; and

       (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Santa Clara County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     (c) Parent, the Purchaser and the Seller agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

   11.9 Successors And Assigns; Parties In Interest.

     (a) This Agreement shall be binding upon: the Seller and its successors and assigns (if any) and Parent, the Purchaser and their successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; Parent; the Purchaser; the other Indemnitees (subject to Section 9.6); and the respective successors and assigns (if any) of the foregoing.

     (b) Parent and the Purchaser may freely assign any or all of their respective rights under this Agreement (including their indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Purchaser.

     (c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

   11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that: (a) in the event of any Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, Parent and the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither Parent, the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

   11.11 Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Purchaser and the Seller.

   11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   11.14 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including without limitation that certain letter regarding confidentiality and nonsolicitation of employees from the Seller to Parent dated November 20, 2000, which shall be deemed to have been terminated as of the date of this Agreement and shall be of no further force or effect.

   11.15 Knowledge. For purposes of this Agreement, a Person shall be deemed to have "knowledge" of a particular fact or other matter if any Representative of such Person has actual knowledge of such fact or other matter.

   11.16 Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

   The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.

                                          3dfx Interactive, Inc.,
                                          a California corporation

                                              /s/ Alex Leupp
                                          By: ________________________________

                                               President & CEO
                                          Title: _____________________________

                                          NVIDIA Corporation,
                                          a Delaware corporation

                                              /s/ Jen-Hsun-Huang
                                          By: ________________________________

                                               President & CEO
                                          Title: _____________________________

                                          Titan Acquisition Corp. No. 2,
                                          a Delaware corporation

                                              /s/ Jen-Hsun Huang
                                          By: ________________________________

                                               President & CEO
                                          Title: _____________________________

                                                                       Exhibit A

                              CERTAIN DEFINITIONS

   For purposes of the Agreement (including this Exhibit A):

     Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or the Purchaser) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving: (a) the sale or other disposition of all or a material portion of the business or assets of the Seller or any direct or indirect subsidiary or division of the Seller; (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller other than as a result of the exercise of stock options previously granted, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller or any direct or indirect subsidiary of the Seller; provided, however, that "Acquisition Transaction" shall not include the disposition by any Seller Corporation of any Excluded Asset.

     Agreement. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Acquisition. "Acquisition" shall mean (a) the sale of the Specified Assets by the Seller to the Purchaser in accordance with the Agreement; (b) the assumption of the Designated Contractual Obligations by the Purchaser pursuant to the Assignment and Assumption Agreement; and (c) the performance by the Seller and the Purchaser of their respective obligations under the Agreement, and the exercise by the Seller and the Purchaser of their respective rights under the Agreement, with respect to the Specified Assets.

     Assumed Contracts. "Assumed Contracts" shall mean the Seller Contracts (if any) identified during the Pre-Closing Period by the Purchaser, in its sole discretion, and which the Purchaser agrees in writing to assume at the Closing.

     Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been
  (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

     Closing Date. "Closing Date" shall mean the time and date as of which the Closing actually takes place.

     Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Comparable Entities. "Comparable Entities" shall mean Entities (other than the Seller) that are engaged in businesses similar to the business of the Seller.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
  Authorization).

     Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     Credit Agreement. "Credit Agreement" shall mean the credit agreement entered into contemporaneously with the execution and delivery of the Agreement by the Purchaser and the Seller pursuant to which the Purchaser is providing the Seller with the Credit Facility.

     Credit Facility. "Credit Facility" shall mean the immediate borrowing availability in the amount of $15,000,000 provided by the Purchaser to the Seller pursuant to the Credit Agreement.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent and the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

     Employee Benefit Plan. "Employee Benefit Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable thereto), which is or has been maintained, contributed to, or required to be contributed to, by the Seller Corporations or any affiliate of the Seller Corporations for the benefit of any employee of the Seller Corporations, or with respect to which the Seller Corporations have or may have any liability or obligation.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA Affiliate. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with any of the Specified Entities under Section 414 of the Code.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Excluded Assets. "Excluded Assets" shall mean the assets identified on Exhibit C that are (a) owned by the Seller on the Closing Date, and (b) directly and exclusively related to the graphics board business of the Seller.

     GAAP. "GAAP" shall mean generally accepted accounting principles.

     Governmental Authorization. "Governmental Authorization" shall mean any:
  (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     Hazardous Material. "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

     Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent;
  (b) the Purchaser; (c) Parent's and the Purchaser's current and future affiliates; (d) the respective Representatives of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; and (e) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)", "(c)" and "(d)" above.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Order. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

     Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

       (a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

       (b) such action is taken in accordance with sound and prudent business practices;

       (c) such action is not required to be authorized by the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

       (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

     Parent Pending Litigation. "Parent Pending Litigation" shall mean Parent's existing patent infringement lawsuit against the Seller in Civil Action No. C-00-3373 VRW pending in the United States District Court for the Northern District of California.

     Patent Standstill Agreement. "Patent Standstill Agreement" shall mean that certain Patent Standstill Agreement of even date herewith between Parent and the Purchaser.

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Pre-Closing Period. "Pre-Closing Period" shall mean the period from the date of the Agreement through the Closing Date.

     Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

     Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

     Related Party. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who since January 1, 1999 has been, an officer of any of the Seller Corporations; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than the Seller Corporations) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC. "SEC" shall mean the Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Seller Common Stock. "Seller Common Stock" shall mean the Common Stock, no par value, of the Seller.

     Seller Contract. "Seller Contract" shall mean any Contract: (a) to which any Seller Corporation is a party; (b) by which any Seller Corporation or any of its assets is or may become bound or under which any Seller Corporation has, or may become subject to, any obligation; or (c) under which any Seller Corporation has or may acquire any right or interest.

     Seller Corporations. "Seller Corporations" shall mean Seller and its subsidiaries.

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     Seller Pending Litigation. "Seller Pending Litigation" shall mean
  Seller's existing patent infringement lawsuit against Parent in combined Civil Actions No. C-98-03627 MHP and No. C-99-2460 MHP pending in the United States District Court for the Northern District of California.

     Seller Proprietary Asset. "Seller Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Seller or otherwise used by the Seller Corporations.

     Stay Order. "Stay Order" shall mean the Stipulation and Proposed Order to Stay being filed by Parent and the Seller immediately following the execution of this Agreement in the Seller Pending Litigation and the Parent Pending Litigation.

     Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of common stock of the Seller or substantially all of the assets of the Seller on terms that the board of directors of the Seller determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Seller's shareholders than the terms of the Transactions; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Transactional Agreements. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Assignment and Assumption Agreement; (c) the Voting Agreements; (d) the Credit Agreement; (e) the Patent License Agreement; (f) the Patent Standstill Agreement; and (g) the Stay Orders.

     Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Specified Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Designated Contractual Obligations by the Purchaser pursuant to the Assignment and Assumption Agreement; and (iii) the performance by the Seller, Parent and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller, Parent and the Purchaser of their respective rights under the Transactional Agreements.

     Triggering Event. "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Seller shall have failed to unanimously recommend that the Seller's shareholders vote to approve the Acquisition or the Plan of Dissolution, or shall have withdrawn or modified the recommendation of the board of directors of the Seller, or shall have taken any other action that becomes generally known to the shareholders of the Seller and that would be reasonably construed to suggest that the board of directors of the Seller does not support the Acquisition and the Plan of Dissolution or does not believe that the Acquisition and the Plan of Dissolution are in the best interests of the shareholders of the Seller;
  (ii) the Seller shall have failed to include in the Prospectus/Proxy Statement a statement to the effect that the board of directors of the Seller has unanimously determined and believes that the

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  Acquisition and the Plan of Dissolution are in the best interests of the shareholders of the Seller; (iii) the board of directors of the Seller fails to reaffirm the Seller Board Recommendation, or fails to reaffirm its determination that the Acquisition and the Plan of Dissolution are in the best interests of the Seller's shareholders, within five business days after Parent or the Purchaser reasonably requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Seller shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Seller shall have entered into any letter of intent or similar document or any Contract providing for or otherwise contemplating an Acquisition Transaction; or (vi) a tender or exchange offer relating to securities of the Seller shall have been commenced and the Seller shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Seller recommends rejection of such tender or exchange offer.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Seller included in the Unaudited Interim Financial Statements.

     Unaudited Interim Financial Statements. "Unaudited Interim Financial Statements" shall mean the unaudited consolidated balance sheet of the Seller as of October 31, 2000, and the related unaudited consolidated income statement of the Seller for the three-month period ended October 31, 2000, together with the notes (if any) thereto, in substantially the form attached as Exhibit E.

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